360 FUNDS 485BPOS

Exhibit 99(e)(5)(i)

AMENDED SCHEDULE A

To the Distribution Agreement
Between
360 Funds and Matrix 360 Distributors, LLC
Amended August 8, 2024

Portfolios covered by the Distribution Agreement:

●	M3Sixty Small Cap Growth Fund
●	M3Sixty Onchain U.S. Government Money Market Fund

360 Funds		Matrix 360 Distributors, LLC

By:		By:

Name:	Randall K. Linscott	Name:	Gary DiCenzo

Title:	President	Title:	President

M3Sixty Capital, LLC,
The investment adviser to the Portfolios

By:

Name:	Gary DiCenzo

Title:	Chief Executive Officer